Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Innovation Economy Corporation on Amendment No. 3 to Form S-1 (File No. 333-203238) of our report dated April 3, 2015, except for Note 8a and Note 14, as to which the date is May 12, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Innovation Economy Corporation as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
New York, NY
May 20, 2015